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                        ENVIRODYNE INDUSTRIES, INC.
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            (Name of Registrant as Specified in Its Charter)


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

FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION:
Nasdaq SmallCap - EDYN    MEDIA:           INVESTORS:
                          Roy Wiley        Stephen M. Schuster or
                          (312) 255-3035   Gordon S. Donovan
                                           (630) 575-2400

            ZAPATA SUED IN U.S. DISTRICT COURT FOR
             MISLEADING ENVIRODYNE STOCKHOLDERS

OAK BROOK, Ill. -- April 24  -- Envirodyne Industries, Inc. (Nasdaq
SmallCap: EDYN) today announced that it has filed a lawsuit in the U.S. District Court for the Northern District of Illinois against its largest stockholder, Zapata Corporation, Zapata's controlling stockholder, Malcolm Glazer, and his son, Avram Glazer, president and CEO of Zapata, for misleading Envirodyne stockholders about their intentions to seek control of Envirodyne.

The lawsuit alleges that Zapata and the Glazers violated federal securities laws by filing false and misleading statements with the Securities and Exchange Commission. Despite Zapata's recent unequivocal statements in filings with the SEC that it was not demanding control of the Envirodyne board, Zapata notified Envirodyne on March 27, 1997, of its intention to take control by electing its own slate of Glazer nominees as directors at Envirodyne's annual meeting on May 16, 1997. Zapata confirmed its intentions in preliminary proxy materials filed with the SEC on April 18, 1997 in which Zapata indicated it is nominating three directors to the five member Envirodyne board.

Envirodyne vigorously opposes the Glazer slate of nominees.

F. Edward Gustafson, Envirodyne chairman of the board, president and chief executive officer, said the company is "very disappointed with the actions taken by Zapata and the Glazers and their lack of candor with our public stockholders."

"The Glazers' past activities reflect a pattern of benefiting themselves at the expense of public stockholders and without appropriate public disclosure of their intentions," Gustafson explained. "The Glazers recently assured our stockholders that they were not demanding control of the board. Now they have finally admitted that in fact they are attempting to gain control of Envirodyne. We will not stand by and passively allow Zapata and the Glazers to deceive our stockholders in their effort to gain control of the board."

Gustafson said that Envirodyne's management and the present board of directors remain committed to managing the company in a manner that promotes the best interests of all of its stockholders.

"We have told the Glazers that we are prepared to consider any bona fide proposal to acquire control of the company at a fair price," Gustafson said. "However, we are convinced that Zapata's efforts to seize control of the company without paying for it are contrary to the best interests of our stockholders."

Envirodyne has major interests in food packaging and the food supplies industry, operating through three subsidiaries -- Viskase Corporation, Clear Shield National, Inc. and Sandusky Plastics, Inc. The company recently reported operating income of $39.7 million for the year ended December 26, 1996 on net sales of $651.4 million.

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